UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 25, 2016 (March 22, 2016)

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

974 Centre Road
Wilmington, Delaware 19805
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 22, 2016, E. I. du Pont de Nemours and Company (“DuPont”) entered into a three-year, senior unsecured $4.5 billion Term Credit Agreement as borrower with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto (the “Term Loan Facility”).  DuPont may make up to seven term loan borrowings within one year of the closing date and amounts repaid or prepaid are not available for subsequent borrowings under the Term Loan facility. Borrowings under the Term Loan Facility will be used for DuPont’s general corporate purposes including debt repayment, working capital and share repurchases. The Term Loan Facility has a maturity date of March 22, 2019 at which time all outstanding borrowings, including accrued but unpaid interest, become immediately due and payable.

At DuPont’s option, DuPont can borrow funds as a “LIBOR Loan” or an “ABR Loan”. Typically, a “LIBOR Loan” requires a three business day borrowing notice while an “ABR Loan” can be borrowed on the same day. For a “LIBOR Loan”, the interest rate will be the London interbank offered rate ("LIBO Rate") plus a spread from 0.75% to 1.25% depending upon DuPont’s long term credit rating. For an “ABR Loan”, the interest rate will be the higher of (A) the prime rate plus ABR margin, (B) the federal funds effective rate plus 0.5% plus ABR margin, and (C) the interest rate for a "LIBOR Loan". The ABR margin for an “ABR Loan” ranges from 0% to 0.25% depending upon DuPont’s long term credit rating.

At March 22, 2016, DuPont borrowed $500 million in the form of a "LIBOR Loan" and had unused commitments of $4.0 billion under the Term Loan Facility. The applicable interest rate for this borrowing is the LIBO Rate plus 1.00%.

The Term Loan Facility contains a financial covenant requiring that the ratio of Total Indebtedness to Total Capitalization for DuPont and its consolidated subsidiaries not exceed 0.6667. The Term Loan Facility also contains customary representations and warranties, affirmative and negative covenants, and events of default that are typical for companies with similar credit ratings and generally consistent with those applicable to DuPont’s long-term public debt.

On December 11, 2015, DuPont and The Dow Chemical Company (“Dow”) announced that the companies will combine in an all-stock merger of equals, subject to customary closing conditions, including regulatory and shareholder approval. In connection with the merger, Dow and DuPont formed a new company, DowDuPont Inc. which in turn formed two subsidiaries. The merger will be effected through the merger of Dow into one of the newly formed subsidiaries, with Dow as the surviving company, and DuPont into the other with DuPont as the surviving company. The companies anticipate that the merger will close and become effective in the second half of 2016. Following the consummation of the merger, DuPont and Dow intend to pursue, subject to the receipt of approval by the board of directors of the combined company, the separation of the combined company’s agriculture business, specialty products business and material science business through a series of one or more tax-efficient transactions.

As a result of the proposed transactions discussed above, the Term Loan Facility imposes additional affirmative and negative covenants on DuPont and its subsidiaries after the closing of the proposed merger, subject to certain exceptions, including to:

•
not sell, lease or otherwise convey to DowDuPont, its shareholders or its non-DuPont subsidiaries, any assets or properties of DuPont or its subsidiaries unless the aggregate amount of revenues attributable to all such assets and properties so conveyed after the merger does not exceed 30% of the consolidated revenues of DuPont and its subsidiaries as of December 31, 2015; and

•	not guarantee any indebtedness or other obligations of DowDuPont, Dow or their respective subsidiaries (other than of DuPont and its subsidiaries).

The Term Loan Facility will terminate, and the loans and other amounts thereunder will become due and payable, upon the sale, transfer, lease or other disposition of all or substantially all of the assets of the Agriculture line of business to DowDuPont, its shareholders or any of its non-DuPont subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Jeanmarie F. Desmond
Jeanmarie F. Desmond
Vice President and Controller

March 25, 2016

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